Northrop Grumman Corporation and Subsidiaries

EXHIBIT (15)

Letter from Independent Accountants Regarding
Unaudited Interim Financial Information

May 10, 2001

Northrop Grumman Corporation
Los Angeles, California

          We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 10, 2001; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in Registration Statement Nos. 33-59815, 33-59853, 333-68003 and 333-40862-01 on Form S-8, Registration Statement Nos. 333-78251 and 333-85633 on Form S-3 and Registration Statement Nos. 333-40862 and 333-54800 on Form S-4.

          We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Los Angeles, CA